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                                  EXHIBIT INDEX



                                            Exhibits

                        99.1 - Press Release







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                                                           Exhibit 99.1


                   EASTERN ENTERPRISES TO ACQUIRE ENERGYNORTH,
                 NEW HAMPSHIRE'S LARGEST NATURAL GAS DISTRIBUTOR

         WESTON, Massachusetts and MANCHESTER, New Hampshire -- July 15, 1999 -- Eastern Enterprises (NYSE: EFU), New England's largest distributor of natural gas, and EnergyNorth, Inc. (NYSE: EI) jointly announced today that they have entered into a definitive agreement which provides for the merger of EnergyNorth into a wholly-owned subsidiary of Eastern, intended to qualify as a tax-free merger. Under the terms of the agreement, EnergyNorth's shareholders will receive $47.00 per EnergyNorth share in Eastern common stock and cash. The purchase price represents a 58% premium to EnergyNorth's closing price on July 14, 1999 and a multiple of 2.64x EnergyNorth's book value at March 31, 1999. Based on EnergyNorth's shares outstanding as of March 31, 1999, the transaction values EnergyNorth's equity at $156 million, and taking into account its outstanding long-term debt, results in an enterprise value of $202 million.
         EnergyNorth's shareholders can elect to receive cash, Eastern common stock, or a combination of cash and stock (subject to pro-ration and the collar mechanism described below). Under the agreement, 50.1% of the common stock of EnergyNorth will be converted into Eastern common stock and 49.9% of EnergyNorth shares will be converted into cash. The exchange ratio for the stock portion of the consideration will be determined based upon the weighted average price of Eastern common stock during a ten-day period prior to closing. Furthermore, if Eastern's weighted average stock price per share for the period is either lower than $36.00 or higher than $44.00, the portion of the purchase price payable in
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Eastern shares would be determined  based upon a fixed exchange ratio calculated at such  prices.  The  transaction  is intended  to be  tax-free to  EnergyNorth shareholders to the extent they receive Eastern common stock and these shareholders will benefit from a 41% dividend increase based on Eastern's current dividend rate and its closing price on July 14, 1999 of $40.00 per share.
         Eastern expects to issue about 2 million shares in this transaction, based on Eastern's current stock price. Eastern expects to fund the cash portion of the transaction, which is expected to be approximately $78 million, with available cash and the issuance of debt securities.
         J.  Atwood  Ives,   Eastern  chairman  and  chief  executive   officer,
commented, "The combination of EnergyNorth's businesses with Eastern's makes great sense and is consistent with our objective of operating New England's premier natural gas distribution business. Its regulated gas distribution utility, EnergyNorth Natural Gas, serves 70,000 customers just north of Eastern's Massachusetts-based gas distribution companies -- Boston Gas, Essex Gas and, upon the completion of its pending merger, Colonial Gas. When the Colonial Gas merger and this transaction are completed, Eastern will serve more than 800,000 natural gas customers in New England and will be by far the largest gas distribution company in the region. The increased size and scope of the combined organization will enable us to provide enhanced, cost-effective customer service and to capitalize on the above-average growth opportunities for natural gas in New England.
         "The addition of EnergyNorth's unregulated propane business adds access to an additional 15,000 New Hampshire customers, as well as to another 10,000 customers in Vermont through its 49% ownership in VGS Propane, that state's
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largest propane  distributor.  The combination of ENI  Mechanicals,  Inc., which includes Northern Peabody and Granite State Plumbing and Heating, with our HVAC business, ServicEdge, will broaden our service offering, as well as leverage management expertise over a substantially larger business base.
         Mr. Ives concluded, "EnergyNorth is a well-managed growth company operating in an economically dynamic region. We look forward to working with Bob Giordano and his management team to continue to provide safe and reliable energy services to customers in New Hampshire and to build future value for all of Eastern's shareholders. We expect this transaction to be accretive to Eastern's earnings after the first full year of combined operations."
         Robert R. Giordano, EnergyNorth president and chief executive officer, commented, "We are pleased to be joining Eastern's family of energy businesses. Together, EnergyNorth and Eastern will be a strong competitor in the emerging energy markets. This merger is consistent with our vision for growth, and it accelerates our plans to become a diversified energy company. This transaction will benefit our customers, who will have the benefit of a larger, more efficient service organization; our shareholders, who will receive both a premium, based on current market prices, and the opportunity to participate in the future growth of the natural gas distribution business; and our employees, who can benefit from being part of a larger company."
         The combination of Eastern and EnergyNorth has been approved by both companies' boards and will be accounted for as a stock purchase transaction. The transaction is expected to close within approximately nine months, subject to satisfactory regulatory approvals, including those from the Securities and
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Exchange  Commission,  the New Hampshire  Public  Utilities  Commission  and the
approval of EnergyNorth shareholders. One member of EnergyNorth's board will be invited to join Eastern's Board of Trustees upon completion of the merger.
         After the merger is completed, EnergyNorth Natural Gas will operate as a wholly-owned subsidiary of Eastern and as a sister company of Boston Gas,
Essex  Gas,  and  Colonial  Gas,  upon   completion  of  that  pending   merger.
EnergyNorth's profitable, unregulated energy businesses, EnergyNorth Propane, Inc. and ENI Mechanicals, Inc., will operate as separate subsidiaries within the Eastern family and will benefit from Eastern's additional financial resources.
         EnergyNorth, Inc. is an energy services holding company headquartered in Manchester, New Hampshire. Its subsidiaries distribute natural gas and propane to approximately 95,000 customers throughout New Hampshire and Vermont, as well as providing mechanical contracting and HVAC services for commercial, industrial and institutional customers in northern New England. For the twelve months ended March 31, 1999, EnergyNorth earned $5.7 million, or $1.73 per share, on operating revenues of $116.5 million.
         Eastern Enterprises owns and operates Boston Gas Company, Essex Gas Company, Midland Enterprises Inc. and ServicEdge Partners, Inc. Together, Boston Gas and Essex Gas are New England's largest distributor of natural gas, currently serving 580,000 residential, commercial and industrial customers in Boston and 90 other eastern and central Massachusetts communities. Midland Enterprises, headquartered in Cincinnati, Ohio, is the leading carrier of coal and a major carrier of other dry bulk cargoes on the nation's inland waterways, with a fleet of 2,399 barges and 87 towboats. ServicEdge is the largest unregulated provider of residential HVAC equipment installation and service to customers in Massachusetts.
         On October 19, 1998, Eastern announced an agreement to acquire Colonial Gas Company (NYSE: CLG). Colonial Gas serves over 155,000 customers in 24 communities northwest of Boston (which are contiguous to towns served by Boston Gas and Essex Gas) as well as on Cape Cod. The transaction, with an equity value
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of approximately $332 million, is subject to receipt of satisfactory  regulatory approvals. The merger, which will be paid for with $150 million in cash and the balance in Eastern common stock, will be accounted for as a purchase transaction and is expected to close in the third quarter of 1999.

         Eastern Enterprises: This release and other company reports and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Eastern cautions that actual results and developments may differ materially from such projections or expectations.
         Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: o the effect of this merger and other strategic initiatives on earnings and cash flow, o Eastern's ability successfully to integrate its new gas distribution operations,
o temperatures above or below normal in eastern Massachusetts, o changes in market conditions for barge transportation, o adverse weather and operating conditions on the inland waterways, o uncertainties regarding the ultimate profitability of ServicEdge, o the timetable and cost for completion of Eastern's year 2000 plans, o the impact of third parties' year 2000 issues, o changes in economic conditions, including interest rates and the value of the dollar versus other currencies, o regulatory and court decisions, and o developments with respect to Eastern's previously-disclosed environmental liabilities.
         Most of these factors are difficult to accurately predict and are generally beyond the control of the Company. EnergyNorth: This release contains forward-looking statements. The company cautions that, while it believes such statements to be reasonable and makes them in good faith, they almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Investors should be aware of important factors that could have a material impact on future results. Factors include, but are not limited to, the impact of weather on the company's revenues and profitability, and the unpredictability of future weather conditions; the general regulatory environment; customers' preferences; unforeseen competition; and other uncertainties; all of which are difficult to predict, and many of which are beyond the control of the company.

Eastern Enterprises'  press  releases  are available   via  fax  by  calling,
toll-free, 1-800-311-4607 or on the Internet at http://www.efu.com. Information regarding EnergyNorth can be found on the Internet at http://www.energynorth.com
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